Exhibit 99.1

September 19, 2007

IMMEDIATE RELEASE
Contact:  Melvin E. Meekins, Jr.
410.260.2000

Severn Bancorp, Inc. Announces Third Quarter Dividend

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced that its Board of Directors has declared a regular quarterly dividend of $.06 per share for the third quarter of 2007.  This dividend is payable on October 15, 2007 to shareholders of record as of the close of business on September 28, 2007.
With approximately $940 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: mmeekins@severnbank.com or skirkley@severnbank.com.

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